        ROSS MILLER
Secretary of State
204 N. Carson Street, Suite 4
Carson City, Nevada  89701-4520
(775) 684-5708
Website:  www.nvsos.gov

Certificate of Amendment (Pursuant to NRS78.385 and 78.390)	Filed in the office of	Document Number 20110076252-86
	/s/ Ross Miller Ross Miller	Filing Date and Time 01/31/2011 9:35am
	Secretary of State State of Nevada	Entity Number E0596492006-6
USE BLACK IN ONLY – DO NOT HIGHLIGHT                                                                                                                                     ABOVE SPACE IS FOR OFFICR USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS78.385 and 78.390 – After Issuance of Stock)
1.	Name of Corporation:
BWI HOLDINGS, INC.
2.	The articles have been amended as follows: (provide article numbers, if available)
ARTICLE III:  AUTHORIZED STOCK
1.  Authorized Stock.   This corporation is authorized to issue the following shares of capital stock:
(a)  Common Stock.  The aggregate number of shares of Common Stock which the corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares, par value $0.0001 per share.
(b)  Preferred Stock.  The aggregate number of shares of Preferred Stock which the corporation shall have the authority to issue is Twenty Million (20,000,000) shares, par value $0.001 per share.

(Continued on attached page)

91.59%
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

January 21, 2011
4.  Effective date of filing: (optional)

s/s Ilya Khasidov
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit After
Revised: 3-6-09

2. Description of Common Stock.

Holders of Common Stock are entitled to one vote for  each  share  held of  record  on all  matters  submitted  to a vote of stockholders  and may not cumulate  their votes for the  election of  directors.  Shares  of  Common  Stock  are not  redeemable,  do not have any  conversion  or preemptive  rights,  and are not subject to further  calls or  assessments  once fully paid.

Holders of Common Stock will be entitled to share pro rata in such dividends and other  distributions  as may be  declared  from  time to time  by the  board  of Directors out of funds legally available therefore,  subject to any prior rights accruing to any holders of preferred stock of the Company.  Upon  liquidation or dissolution  of the Company,  holders of shares of Common Stock will be entitled to  share  proportionally  in all  assets  available  for  distribution  to such holders.

 3. Description of Preferred Stock.

 The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

 (a) The Board of  Directors is  expressly  authorized  at any time and from time to time to provide for the issuance of shares of Preferred  Stock in one or more series,  with such voting  powers,  full or limited,  but not to exceed one vote  per  share,  or  without  voting  powers,   and  with  such  designations, preferences  and relative  participating,  optional or other special  rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions  providing for the issuance thereof adopted by the Board of Directors,  and as are not stated and expressed in this  Certificate of Incorporation  or any  amendment  hereto,  including  (but without  limiting the generality of the foregoing) the following:

     (i) the  distinctive  designation  of such  series and the number of shares which shall constitute such series, which number may be increased (but not above the total  number of  authorized  shares of  Preferred  Stock and,  except where otherwise  provided  by the Board of  Directors  in  creating  such  series)  or decreased  (but not below the number of shares  thereof then  outstanding)  from time to time by resolution by the Board of Directors;

     (ii) the rate of dividends  payable on shares of such series,  the times of payment,  whether  dividends shall be cumulative,  the conditions upon which and the date from which such dividends shall be cumulative;

     (iii)  whether  shares of such  series can be  redeemed,  the time or times when,  and the  price  or  prices  at  which  shares  of such  series  shall  be redeemable,  the redemption price,  terms and conditions of redemption,  and the sinking fund provisions, if any, for the purchase or redemption of such shares;

     (iv) the amount  payable on shares of such series and the rights of holders of such  shares  in the  event  of any  voluntary  or  involuntary  liquidation, dissolution or winding up of the affairs of the corporation;

     (v) the rights,  if any, of the holders of shares of such series to convert such shares into, or exchange such shares for,  shares of Common Stock or shares of any other class or series of Preferred  Stock and the terms and conditions of such conversion or exchange; and

     (vi) the rights, if any, of the holders of shares of such series to vote.

(b) Except in respect of the relative  rights and  preferences  that may be provided  by the Board of  Directors  as  hereinbefore  provided,  all shares of Preferred Stock shall be of equal rank and shall be identical, and each share of a series shall be  identical  in all respects  with the other shares of the same series.